Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form F-4 No. 333-286977) of James Hardie Industries plc for the registration of up to 157,057,636 of its ordinary shares and to the incorporation by reference therein of our reports dated May 20, 2025, with respect to the consolidated financial statements of James Hardie Industries plc, and the effectiveness of internal control over financial reporting of James Hardie Industries plc, included in its Annual Report (Form 20-F) for the year ended March 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Irvine, California
May 27, 2025